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                                                                      Exhibit 21

              Principal Subsidiaries of Bell Atlantic Corporation

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Name                                         State of Organization
----                                         ---------------------
Bell Atlantic-Delaware, Inc.                     Delaware
Bell Atlantic-Maryland, Inc.                     Maryland
Bell Atlantic-New Jersey, Inc.                   New Jersey
Bell Atlantic-Pennsylvania, Inc.                 Pennsylvania
Bell Atlantic-Virginia, Inc.                     Virginia
Bell Atlantic-Washington, D.C., Inc.             New York
Bell Atlantic-West Virginia, Inc.                West Virginia
New England Telephone and Telegraph Company      New York
 (d/b/a Bell Atlantic-New England)
New York Telephone Company                       New York
 (d/b/a Bell Atlantic-New York)
Cellco Partnership                               Delaware
 (d/b/a Bell Atlantic Mobile)
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